Exhibit 99.1

          Trex Company Announces First Quarter 2007 Results

    WINCHESTER, Va.--(BUSINESS WIRE)--May 4, 2007--Trex Company, Inc. (NYSE: TWP), manufacturer of Trex(R) decking, railing and fencing, today announced financial results for the first quarter ended March 31, 2007.

    Net sales for the first quarter of 2007 totaled $115.9 million, compared to net sales of $105.3 million for the first quarter of 2006. The Company reported net income for the 2007 first quarter of $3.7 million, or $0.25 per diluted share, compared to net income of $4.1 million, or $0.27 per diluted share, for the 2006 first quarter.

    Chairman and Chief Executive Officer Anthony J. Cavanna commented, "Our 'early buy' program was successful in the first quarter, and fulfilled our goal of positioning Trex well for the coming decking season. During the quarter, we also began shipping our new Trex Contours(TM) line of decking and Trex Seclusions(R), our new privacy fencing system.

    "While we are pleased with our shipment volume in the first quarter, our bottom-line results were negatively impacted by lower-than-expected plant productivity and higher-than-expected plant overhead expenses as we continue to emphasize quality and introduce new products. Selling, general and administrative expenses were favorably impacted as a result of a $3.25 million legal settlement. Increased interest expense, driven by higher debt levels reflecting an increase in working capital, also negatively affected our results.

    "As we move through the second quarter, we are accelerating our consumer brand-building activities to expand Trex's market share in all of our distribution channels. We believe we are positioned to have a successful year with our big box channel partners as a result of improved merchandising and the expanded number of stocking stores. We remain focused on completing our strategic productivity projects by mid-year, after which we expect to begin realizing the benefits in the form of improved quality product at lower manufacturing cost. We also look forward to building out our distribution network for Trex Seclusions during the remainder of 2007.

    "Despite these many positives, we remain cautious about market conditions for 2007 due to uncertain economic conditions related to the overall activity in the homebuilding and remodeling sectors. We have therefore reviewed and adjusted our guidance for 2007. For the full year 2007, we now expect net sales to be in the range of $340 to $360 million and earnings per diluted share to be between $0.65 and $0.75. For the first half of 2007, we expect net sales to be in the range of $220 to $230 million and earnings per diluted share to be between $0.60 and $0.70."

    Trex will hold a conference call to discuss its 2007 first-quarter results on Friday, May 4 at 10:00 a.m. ET. A live webcast of the conference call will be available to all investors at the Trex Company website at www.trex.com. The call will also be simulcast at www.streetevents.com.

    For those who cannot listen to the live broadcast, an audio replay of the call will be available on these websites for 30 days. A telephone replay of the call will also be available for 7 days, beginning at 1:00 p.m. ET on May 4. To listen to the telephone replay, dial 706-645-9291 and enter conference ID #6391935.

    About Trex Company

    Trex Company is the nation's largest manufacturer of composite decking, railing and fencing, with over 15 years of product experience. Products are marketed under the brand name Trex(R). Made from a unique formulation of reclaimed wood and plastic, combined through a proprietary process, Trex decking, railing and fencing offer significant design flexibility with fewer ongoing maintenance requirements than wood. For more information, visit the Company's website, www.trex.com. Trex(R), Trex Contours(TM), and Trex Seclusions(R) are trademarks of Trex Company, Inc., Winchester, Va.

    The statements in this press release regarding the Company's expected sales performance and operating results, its projections of net sales, net income, earnings per share and costs, its anticipated financial condition and its business strategy constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products, the sensitivity of the Company's business to general economic conditions, the Company's ability to obtain raw materials at acceptable prices, the Company's ability to increase production levels to meet increasing demand for its products, and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2007 discusses some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.



                          TREX COMPANY, INC.
           Condensed Consolidated Statements of Operations
           (In thousands, except share and per share data)
                             (Unaudited)


                                          Three Months Ended March 31,
                                                    2006         2007
                                          --------------- ------------

Net sales                                    $   105,297  $   115,913

Cost of sales                                     80,122       91,284
                                          --------------- ------------

Gross profit                                      25,175       24,629

Selling, general and administrative
 expenses                                         17,765       17,039
                                          --------------- ------------

Income from operations                             7,410        7,590

Interest expense, net                                942        1,649
                                          --------------- ------------

Income before income taxes                         6,468        5,941

Provision for income taxes                         2,403        2,258
                                          --------------- ------------

Net income                                   $     4,065  $     3,683
                                          =============== ============

Diluted earnings per common share            $      0.27  $      0.25
                                          =============== ============


Diluted weighted average shares
 outstanding                                  14,860,203   14,898,851
                                          =============== ============




                          TREX COMPANY, INC.
                Condensed Consolidated Balance Sheets
                  (In thousands, except share data)

                                                 31-Dec-06  31-Mar-07
                                                 --------- -----------
                                                           (unaudited)

ASSETS
Current assets:
   Cash and cash equivalents                     $    672    $    886
   Accounts receivable                             18,140      70,715
   Inventories                                    111,434      90,782
   Prepaid expenses and other assets                3,201       2,610
   Income taxes receivable                          6,480       4,730
   Deferred income taxes                            3,180       3,180
                                                 --------- -----------
      Total current assets                        143,107     172,903
                                                 --------- -----------
Property, plant and equipment, net                198,525     204,160
Goodwill                                            6,837       6,837
Debt-related derivatives                              359         279
Other assets                                        3,489       3,597
                                                 --------- -----------
      Total assets                               $352,317    $387,776
                                                 ========= ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses         $ 60,301    $ 58,920
   Line of credit                                  44,132      78,386
   Current portion long-term debt                   9,115       9,135
                                                 --------- -----------
      Total current liabilities                   113,548     146,441
                                                 --------- -----------
   Deferred income taxes                           17,217      16,007
   Accrued taxes                                        -       2,634
   Debt-related derivatives                           747         742
   Long-term debt, net of current portion          51,390      51,096
                                                 --------- -----------
      Total liabilities                           182,902     216,920
                                                 --------- -----------
Stockholders' equity:
   Preferred stock, $0.01 par value, 3,000,000
    shares authorized; none issued and
    outstanding                                         -           -
   Common stock, $0.01 par value, 40,000,000
    shares authorized; 14,913,889 and 15,091,254
    shares issued and outstanding at December
    31, 2006 and March 31, 2007                       149         151
   Additional paid-in capital                      62,986      63,666
   Accumulated other comprehensive loss              (278)       (467)
   Retained earnings                              106,558     107,506
                                                 --------- -----------
      Total stockholders' equity                  169,415     170,856
                                                 --------- -----------
      Total liabilities and stockholders' equity $352,317    $387,776
                                                 ========= ===========



                          TREX COMPANY, INC.
           Condensed Consolidated Statements of Cash Flows
                            (In thousands)
                             (Unaudited)


                                          Three Months Ended March 31,
                                                 2006            2007
                                          ------------    ------------
OPERATING ACTIVITIES
Net income                                   $  4,065        $  3,683
Adjustments to reconcile net income to
 net cash provided by
    (used in) operating activities:
Depreciation and amortization                   5,029           5,132
Other non-cash charges                          1,526             604
Changes in operating assets and
 liabilities                                  (14,158)        (32,149)
                                          ------------    ------------

Net cash used in operating activities        $ (3,538)       $(22,730)
                                          ------------    ------------

INVESTING ACTIVITIES                         $ (2,379)       $(10,767)
                                          ------------    ------------

FINANCING ACTIVITIES                         $  5,445        $ 33,711
                                          ------------    ------------

Net increase (decrease) in cash and cash
 equivalents                                 $   (472)       $    214
Cash and cash equivalents at beginning of
 period                                      $  1,395        $    672
                                          ------------    ------------

Cash and cash equivalents at end of
 period                                      $    923        $    886
                                          ============    ============


    CONTACT: Trex Company, Inc.
             Paul Fletcher, 540-542-6300
             Chief Financial Officer
             or
             Lippert/Heilshorn & Assoc.
             Harriet Fried, 212-838-3777